Exhibit 99.1

Republic Bancorp, Inc. Reports Third Quarter 2024 Net Income of $26.5 Million, a 23% increase over the Third Quarter of 2023

Republic Bancorp, Inc. (NASDAQ: RBCAA), headquartered in Louisville, Kentucky, is the holding company of Republic Bank & Trust Company (the “Bank”).

Louisville, KY – Republic Bancorp, Inc. (“Republic” or the “Company”) reported third quarter 2024 net income and Diluted Earnings per Class A Common Share (“Diluted EPS”) of $26.5 million and $1.37 per share, representing increases of 23% and 25% over the third quarter of 2023. Year-to-date net income was $82.4 million, an $11.6 million, or 16%, increase from the same period in 2023, resulting in return on average assets (“ROA”) and return on average equity (“ROE”) of 1.60% and 11.53% for the first nine months of 2024.

Logan Pichel, President & CEO of the Republic Bank & Trust Company commented, “We are proud to report another strong performance for the third quarter. Our third quarter results reflect our on-going strategic initiatives to enhance revenue, while maintaining our expense discipline. Our success is particularly evident within our Core Bank, as our net interest margin (“NIM”) showed a marked expansion over the third quarter of 2023, while our total noninterest expenses were flat from the same period. Additionally, the diversification of our business segments remained a key component to our long-term strategy and our current success. Overall, four of our five reportable business segments produced solid increases in net income for the third quarter of 2024 versus the third quarter of 2023.

The Company’s balance sheet during the quarter continued to trend in a positive direction. Deposits grew by $33 million from June 30, 2024 to the September 30, 2024, while we prudently grew the loan portfolio during the quarter by $46 million in Warehouse lending and $9 million in Republic Credit Solutions. Within our Traditional Bank, total loans declined $22 million from June 30, 2024 to $4.6 billion as of September 30, 2024 as our focus remained on pricing discipline. This on-going focus of growing deposits, combined with selective loan portfolio growth, reduced our period-end Total Company loan-to-deposit ratio to 104% as of September 30, 2024 compared to 106% as of September 30, 2023. Steadily reducing our loan-to-deposit ratio, over time, will remain a key focus as we increase our flexibility for key strategic decisions.

We believe we are well-positioned to finish the year on a high note, as our capital levels remain strong, and our credit quality remains favorable. While we are proud of our past results, we remain optimistic about our future, given the strength of our balance sheet. We are focused on our mission of creating lasting value for our clients, our shareholders, our associates, and the communities we serve.” Pichel concluded.

The following table highlights Republic’s key metrics for the three months ended September 30, 2024 and 2023. Additional financial details, including segment-level data, are provided in the financial supplement to this release. The attached digital version of this release includes the financial supplement as an appendix. The financial supplement may also be found as Exhibit 99.2 of the Company’s Form 8-K filed with the SEC on October 18, 2024.

	Total Company Financial Performance Highlights
	Three Months Ended Sep. 30,				Nine Months Ended Sep. 30,
(dollars in thousands, except per share data)	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change

Income Before Income Tax Expense	$33,849	$27,072	$6,777	25%	$104,653	$89,694	$14,959	17%
Net Income	26,543	21,571	4,972	23	82,355	70,715	11,640	17
Diluted EPS	1.37	1.10	0.27	25	4.24	3.60	0.64	18
Return on Average Assets ("ROA")	1.58%	1.36%	NA	16	1.60%	1.51%	NA	6
Return on Average Equity ("ROE")	10.88	9.61	NA	13	11.53	10.58	NA	9

NA – Not applicable

Results of Operations for the Third Quarter of 2024 Compared to the Third Quarter of 2023

Core Bank(1)

Net income for the Core Bank was $17.2 million for the third quarter of 2024, a $4.0 million, or 30%, increase over the $13.2 million for the third quarter of 2023. Solid increases in net interest income and noninterest income combined with flat noninterest expenses and a minimal increase in the Provision were all drivers for the growth in net income and GOP from the third quarter of 2023 to the third quarter of 2024.

Net Interest Income – Core Bank net interest income was $54.6 million for the third quarter of 2024, a $4.6 million, or 9%, increase from $50.0 million achieved during the third quarter of 2023. The rise in net interest income for the quarter was driven, in general, by period-over-period growth in average interest-earning assets and a higher net interest margin. The increase in the Core Bank’s total dollars of net interest income represented the second consecutive quarter-over-same-quarter-last-year increase following two consecutive quarterly declines in net interest income for the fourth quarter of 2023 and the first quarter of 2024.

The Core Bank’s NIM increased from 3.43% during the third quarter of 2023 to 3.53% during the third quarter of 2024. This increase represented the first rise in the Core Bank’s quarter-over-same-quarter-last-year NIM since the second quarter of 2023. The increase in the Core Bank’s NIM occurred as the rise in its interest-earning asset yields outpaced the rise in its funding costs. While the Core Bank’s cost of interest bearing liabilities did demonstrate a notable increase of 46 basis points from the third quarter of 2023 to the third quarter of 2024, the pace of the increase on a linked-quarter basis began to slow meaningfully during the second quarter of 2024, growing 13 basis points from the first quarter of 2024 to the second quarter of 2024 and only 3 basis points from the second quarter of 2024 to the third quarter of 2024.

Specific items of note impacting the Core Bank’s change in net interest income and NIM between the third quarter of 2023 and the third quarter of 2024 were as follows:

●	Average outstanding Warehouse balances increased from $423 million during the third quarter of 2023 to $528 million for the third quarter of 2024. Committed Warehouse lines declined from $1.0 billion to $902 million during these same periods, while an up-tick in demand caused average usage rates for

Warehouse lines to increase from 42% during the third quarter of 2023 to 56% for the third quarter of 2024.

●	Traditional Bank average loans grew from $4.4 billion with a weighted-average yield of 5.23% during the third quarter of 2023 to $4.6 billion with a weighted average yield of 5.63% during the third quarter of 2024. In general, the growth in average loan balances was primarily attributable to loan growth achieved during the last three months of 2023, as the spot balances for Traditional Bank loans decreased $52 million, or 1%, from December 31, 2023 to September 30, 2024.

●	Average interest-earning cash, which is managed as a separate but complementary component of the Company’s overall investment portfolio, was $458 million with a weighted-average yield of 5.36% during the third quarter of 2024 compared to $178 million with a weighted-average yield of 5.38% for the third quarter of 2023.

The increase in average interest-earning cash was a strategic decision primarily resulting from the inverted yield curve as the yield for overnight cash remained a more appealing option throughout the first nine months of 2024 than longer-term investment alternatives. Additionally, management also chose to maintain supplemental on-balance sheet liquidity during the first nine months of the year, above required minimums, in response to the uncertainty of the economic environment.

●	Average investments were $593 million with a weighted-average yield of 3.20% during the third quarter of 2024 compared to $771 million with a weighted-average yield of 2.75% for the third quarter of 2023. As noted above, the more attractive yield for cash generally led to a decrease in the Core Bank’s average investments throughout 2024. Overall, the Core Bank continued to maintain an investment portfolio with a short overall duration as part of its total balance sheet interest rate risk management strategy.

●	Further segmenting the Core Bank’s increased cost of interest-bearing liabilities:

o	The weighted-average cost of total interest-bearing deposits increased from 2.08% during the third quarter of 2023 to 2.77% for the third quarter of 2024, while average interest-bearing deposits grew $510 million over the same periods. Included within this growth in interest-bearing deposits was an $145 million increase in the average balances for higher-costing, short-term brokered deposits and third-party listing service deposits, which the Company utilized for excess liquidity purposes.

o	The average balance of FHLB borrowings decreased from $442 million for the third quarter of 2023 to $388 million for the third quarter of 2024. In addition, the weighted-average cost of these borrowings decreased from 4.85% to 4.41% for the same time periods. The decrease in the average balance of borrowings was driven primarily by the above noted growth in period-to-period average interest-bearing deposits, while the decrease in the overall weighted-average cost of FHLB borrowings resulted from term-extension strategies to take advantage of the inverted yield curve.

●	Average noninterest-bearing deposits decreased $176 million from the third quarter of 2023 to the third quarter of 2024. The decline in noninterest-bearing deposits continued a trend dating back to the fourth quarter of 2022, as the inverted yield curve and competition for deposits continued to make interest-bearing deposits a more attractive on-going alternative for consumer and business deposit accounts.

The following tables present by reportable segment the overall changes in the Core Bank’s net interest income, net interest margin, as well as average and period-end loan balances:

	Net Interest Income			Net Interest Margin
(dollars in thousands)	Three Months Ended Sep. 30,			Three Months Ended Sep. 30,
Reportable Segment	2024	2023	Change	2024	2023	Change

Traditional Banking	$51,023	$47,493	$3,530	3.61%	3.52%	0.09%
Warehouse Lending	3,580	2,467	1,113	2.70	2.33	0.37
Total Core Bank	$54,603	$49,960	$4,643	3.53	3.43	0.10

	Average Loan Balances				Period-End Loan Balances
(dollars in thousands)	Three Months Ended Sep. 30,				Sep. 30,	Sep. 30,
Reportable Segment	2024	2023	$ Change	% Change	2024	2023	$ Change	% Change

Traditional Banking	$4,579,371	$4,446,585	$132,786	3%	$4,566,896	$4,496,743	$70,153	2%
Warehouse Lending	528,363	423,141	105,222	25	595,163	457,033	138,130	30
Total Core Bank	$5,107,734	$4,869,726	$238,008	5	$5,162,059	$4,953,776	$208,283	4

Provision for Expected Credit Loss Expense – The Core Bank’s Provision (2) was a net charge of $1.6 million for the third quarter of 2024 compared to a net charge of $1.4 million for the third quarter of 2023.

The net charge of $1.6 million for the third quarter of 2024 was driven, primarily, by the following:

●	The Core Bank recorded a net credit to the Provision of $442,000 during the third quarter of 2024 primarily related to a decline in Traditional Bank loan balances, which decreased by $22 million for the quarter.

●	The Core Bank recorded a loan loss Provision of $1.9 million for the charge-off of three linked, marine-related consumer loans.
●	The Core Bank recorded a net charge to the Provision of $116,000 resulting from general formula reserves applied to an $46 million increase in outstanding Warehouse balances during the quarter.

The net charge during the third quarter of 2023 was primarily driven by the following:

●	The Core Bank recorded a net charge to the Provision of $1.6 million during the third quarter of 2023 related to general formula reserves applied to $101 million of Traditional Bank loan growth for the quarter.

●	The Core Bank recorded a net credit to the Provision of $203,000 resulting from general formula reserves applied to an $82 million decline in outstanding Warehouse balances for the quarter.

As a percentage of total loans, the Core Bank’s Allowance(2) increased 1 basis point from September 30, 2023 to September 30, 2024. The table below provides a view of the Company’s percentage of Allowance-to-total-loans by reportable segment.

	As of Sep. 30, 2024			As of Sep. 30, 2023			Year-over-Year Change
(dollars in thousands)			Allowance			Allowance	Allowance
Reportable Segment	Gross Loans	Allowance	to Loans	Gross Loans	Allowance	to Loans	to Loans	% Change

Traditional Bank	$4,566,896	$59,549	1.30%	$4,496,743	$56,931	1.27%	0.03%	2%
Warehouse Lending	595,163	1,486	0.25	457,033	1,143	0.25	—	—
Total Core Bank	5,162,059	61,035	1.18	4,953,776	58,074	1.17	0.01	1

Tax Refund Solutions	302	1	0.33	354	1	0.28	0.05	18
Republic Credit Solutions	134,556	21,122	15.70	126,969	16,501	13.00	2.70	21
Total Republic Processing Group	134,858	21,123	15.66	127,323	16,502	12.96	2.70	21

Total Company	$5,296,917	$82,158	1.55%	$5,081,099	$74,576	1.47%	0.08%	5%

	ACLL Roll-Forward
	Three Months Ended September 30,
	2024					2023
(dollars in thousands)	Beginning		Charge-		Ending	Beginning		Charge-		Ending
Reportable Segment	Balance	Provision	offs	Recoveries	Balance	Balance	Provision	offs	Recoveries	Balance

Traditional Bank	$59,865	$1,488	$(2,308)	$504	$59,549	$55,567	$1,567	$(332)	$129	$56,931
Warehouse Lending	1,370	116	—	—	1,486	1,346	(203)	—	—	1,143
Total Core Bank	61,235	1,604	(2,308)	504	61,035	56,913	1,364	(332)	129	58,074

Tax Refund Solutions	—	(2,310)	—	2,311	1	—	(1,967)	—	1,968	1
Republic Credit Solutions	19,452	6,365	(5,022)	327	21,122	15,289	4,333	(3,340)	219	16,501
Total Republic Processing Group	19,452	4,055	(5,022)	2,638	21,123	15,289	2,366	(3,340)	2,187	16,502

Total Company	$80,687	$5,659	$(7,330)	$3,142	$82,158	$72,202	$3,730	$(3,672)	$2,316	$74,576

The table below presents the Core Bank’s credit quality metrics:

	Quarters Ended:		Years Ended:
	Sep. 30,	Sep. 30,	Dec. 31,	Dec. 31,	Dec. 31,
Core Banking Credit Quality Ratios	2024	2023	2023	2022	2021

Nonperforming loans to total loans	0.38%	0.37%	0.39%	0.37%	0.47%

Nonperforming assets to total loans (including OREO)	0.40	0.39	0.41	0.40	0.51

Delinquent loans* to total loans	0.19	0.14	0.16	0.14	0.17

Net charge-offs to average loans	0.14	0.02	0.01	0.00	0.01
(Quarterly rates annualized)

OREO = Other Real Estate Owned

*Loans 30-days-or-more past due at the time the second contractual payment is past due.

Noninterest Income – Core Bank noninterest income increased $1.1 million from $10.0 million in the third quarter of 2023 to $11.1 million for the third quarter of 2024. The increase in noninterest income was primarily driven by a $1.2 million increase in mortgage banking income, which resulted from a reduction in long-term interest rates during the third quarter of 2024 leading to an up-tick in consumer loan demand for 15-and 30-year fixed rate mortgage loans. Altogether, the Core Bank experienced a $47.5 million, or 99%, increase in fixed-rate, secondary market loan rate-lock applications from the third quarter of 2023 to the third quarter of 2024.

Noninterest Expense – The Core Bank’s noninterest expenses were essentially flat at $42.2 million for the third quarter of 2024, an increase of only $15,000 over the third quarter of 2023. Notable line-item variances within the noninterest expense category included:

●	Salaries and benefits were flat as a 41-count reduction in Core Bank FTEs from September 30, 2023 to September 30, 2024 was able to substantially offset the increase in salaries over the same periods resulting from annual merit increases.

●	Technology expenses declined $358,000 from period-to-period, primarily the result of a $450,000 credit the Core Bank received during the third quarter of 2024 for a contract billing dispute with one of its technology providers.

Republic Processing Group(3)

RPG reported net income of $9.4 million for the third quarter of 2024, a $1.0 million, or 12% increase over the $8.4 million for the third quarter of 2023. RPG’s performance for the third quarter of 2024 compared to the third quarter of 2023, by operating segment, was as follows:

Tax Refund Solutions

TRS recorded net income of $919,000 during the third quarter of 2024 compared to net income of $418,000 for the third quarter of 2023. The overall increase in TRS net income for the quarter was driven primarily by a $387,000 increase in recoveries of prior period charge-offs for Refund Advances (“RAs”) and a $340,000 increase in net refund transfer fees. Both of these increases were the positive result of a pick-up in the pace of tax refund payments received from the federal government as compared to third quarter of 2023.

Republic Payment Solutions

Net income at RPS was $2.2 million for the third quarter of 2024, a $917,000 decrease from the third quarter of 2023. During the quarter, RPS earned a slightly lower yield of 4.91% applied to the $351 million average of prepaid program balances for the third quarter of 2024 compared to a yield of 4.97% for the $343 million in average prepaid card balances for the third quarter of 2023. In addition, net interest income at RPS was also negatively impacted by a $1.3 million charge to interest expense for a revenue sharing arrangement that began in January 2024.

Republic Credit Solutions

Net income at RCS increased $1.4 million, or 29% from $4.9 million for the third quarter of 2023 to $6.3 million for the third quarter of 2024. The increase in RCS net income was primarily due to growth in profitability of one of its Line-of-Credit (“LOC”) products, which had an increase in net income of $959,000 from the third quarter of 2023 to the third quarter of 2024. The rise in net income for this LOC product was driven primarily by a period-to-period increase in average outstanding loan balances of approximately $8 million.

Republic Bancorp, Inc. (the “Company”) is the parent company of Republic Bank & Trust Company (the “Bank”). The Bank currently has 47 banking centers in communities within five metropolitan statistical areas (“MSAs”) across five states: 22 banking centers located within the Louisville MSA in Louisville, Prospect, Shelbyville, and Shepherdsville in Kentucky, and Floyds Knobs, Jeffersonville, and New Albany in Indiana; six banking centers within the Lexington MSA in Georgetown and Lexington in Kentucky; eight banking centers within the Cincinnati MSA in Cincinnati and West Chester in Ohio, and Bellevue, Covington, Crestview Hills, and Florence in Kentucky; seven banking centers within the Tampa MSA in Largo, New Port Richey, St. Petersburg, Seminole, and Tampa in Florida; and four banking centers within the Nashville MSA in Franklin, Murfreesboro, Nashville and Spring Hill, Tennessee. In addition, Republic Bank Finance has one loan production office in St. Louis, Missouri. The Bank offers internet banking at www.republicbank.com. The Company is headquartered in Louisville, Kentucky, and as of September 30, 2024, had approximately $6.7 billion in total assets. The Company’s Class A Common Stock is listed under the symbol “RBCAA” on the NASDAQ Global Select Market.

Republic Bank. It’s just easier here. ®

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in the preceding paragraphs are based on our current expectations and assumptions regarding our business, the future impact to our balance sheet and income statement resulting from changes in interest rates, the yield curve, the ability to develop products and strategies in order to meet the Company’s long-term strategic goals, the economy, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Actual results could differ materially based upon factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission, including those factors set forth as “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2023. The Company undertakes no obligation to update any forward-looking statements, except as required by applicable law.

Footnotes:

(1)	“Core Bank” or “Core Banking” operations consist of the Traditional Banking and Warehouse Lending segments.

(2)	Provision – Provision for Expected Credit Loss Expense

Allowance – Allowance for Credit Losses on Loans

(3)	Republic Processing Group operations consist of the TRS, RPS, and RCS segments.

NM – Not meaningful

NA – Not applicable

CONTACT:

Republic Bancorp, Inc.

Kevin Sipes

Executive Vice President & Chief Financial Officer

(502) 560-8628